Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of December 8, 2011, by and between DRIL-QUIP, INC. a Delaware corporation (the “Company”), and BLAKE T. DEBERRY (the “Executive”) shall become effective as of December 8, 2011 (the “Effective Date”).

WITNESSETH:

WHEREAS, the Executive currently is employed as the Company’s President and Chief Executive Officer; and

WHEREAS, in entering into this Agreement, the Company’s Board of Directors (the “Board”) desires to provide the Executive with substantial incentives to continue to serve the Company as one of its senior executives performing at the highest level of leadership and stewardship, without distraction or concern over minimum compensation, benefits or tenure, manage the Company’s future growth and development, and maximize the returns to the Company’s stockholders; and

WHEREAS, the Executive shares these objectives and desires to continue his employment with the Company on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, effective as of the Effective Date, the Company and the Executive hereby enter into this Agreement:

1. Employment. The Company agrees that the Company or an Affiliate will continue to employ the Executive, and the Executive agrees to continue to be employed by the Company or an Affiliate, for the period set forth in Paragraph 2, in the positions and with the duties and responsibilities set forth in Paragraph 3, and upon the other terms and conditions herein provided. Unless otherwise defined in another paragraph of this Agreement, capitalized terms used herein shall have the meanings set forth in Paragraph 11.

2. Employment Term. The employment of the Executive by the Company under this Agreement shall commence as of the Effective Date and shall terminate on the third anniversary of the Effective Date, but automatically will be extended for one additional year on the third anniversary of the Effective Date unless either the Company or the Executive notifies the other party by not later than 90 days prior to the third anniversary of the Effective Date that it will not be so extended and, thereafter, will be further extended automatically on each subsequent anniversary of the Effective Date for additional one-year periods unless either the Company or the Executive notifies the other party at least 90 days in advance of the next anniversary of the Effective Date that it will not be so extended (and the period of the Executive’s employment under this Agreement being the “Employment Term”). In the event that one party notifies the other in accordance with this Paragraph 2 that it does not wish the Employment Term to be extended, no further extensions of the Employment Term shall occur and this Agreement shall terminate at the end of the then current Employment Term. The foregoing notwithstanding, if a Change of Control occurs during the Employment Term, the Company shall not cause the Employment Term to end pursuant to this Paragraph 2 until after the Change of Control Period ends. Subject to the earlier termination of employment of the Executive under Paragraph 5, upon the expiration of the Employment Term, the Executive shall be an “at will” employee of the Company.

3. Positions and Duties.

(a) During the Employment Term, the Executive’s position (including status, offices, titles and reporting requirements), duties, functions, responsibilities and authority shall be at least commensurate in all material respects with the most significant of those held or exercised by or assigned to the Executive in respect of the Company or any Affiliate immediately preceding the Effective Date.

(b) During the Employment Term, the Executive shall devote the Executive’s full time, skill and attention, and the Executive’s reasonable best efforts, during normal business hours to the business and affairs of the Company, and in furtherance of the business and affairs of its Affiliates, to the extent necessary to discharge faithfully and efficiently the duties and responsibilities delegated and assigned to the Executive herein or pursuant hereto, except for usual, ordinary and customary periods of vacation and absence due to illness or other disability; provided, however, that the Executive may (i) serve on industry-related, civic or charitable boards or committees, (ii) with the approval of the Board, serve on corporate boards or committees, (iii) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (iv) manage the Executive’s personal investments, so long as such activities do not significantly interfere with the performance and fulfillment of the Executive’s duties and responsibilities as an employee of the Company or an Affiliate in accordance with this Agreement and, in the case of the activities described in clause (ii) of this proviso, will not, in the good faith judgment of the Board, constitute an actual or potential conflict of interest with the business of the Company or an Affiliate. It is understood and agreed that, to the extent that any such activities have been conducted by the Executive during the term of the Executive’s employment by the Company or its Affiliates prior to the Effective Date consistent with the provisions of this Paragraph 3(b), the continued conduct of such activities (or of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance and fulfillment of the Executive’s duties and responsibilities to the Company and its Affiliates.

(c) In connection with the Executive’s employment hereunder, the Executive shall be based at the location where the Executive was regularly employed immediately prior to the Effective Date or any office which is the headquarters of the Company and is less than 50 miles from such location, subject, however, to required travel for the business of the Company and its Affiliates to the extent substantially consistent with the Executive’s business travel obligations during the three-year period immediately preceding the Effective Date.

(d) All services that the Executive may render to the Company or any of its Affiliates in any capacity during the Employment Term shall be deemed to be services required by this Agreement and consideration for the compensation provided for herein.

4. Compensation and Related Matters.

(a) Base Salary. During the Employment Term, the Company shall pay to the Executive an annual base salary (“Base Salary”) at least equal to the annual base salary earned by the Executive immediately prior to the Effective Date of this Agreement, payable in accordance with the Company’s normal payroll practices as in effect from time to time, less withholding for taxes and deductions for other appropriate items. During the Employment Term, the Executive’s Base Salary shall be subject to such increases (but not decreases) as may be determined from time to time by the Board in its sole discretion; provided, however, that the Executive’s Base Salary shall be reviewed by the Board at least annually, with a view to making such upward adjustment, if any, as the Board deems appropriate. The term Base Salary as used in this Agreement shall refer to the Base Salary as so increased. Payments of Base Salary to the Executive shall not be deemed exclusive and shall not prevent the Executive from participating in any employee benefit plans, programs or arrangements of the Company and its Affiliates in which the Executive is entitled to participate. Payments of Base Salary to the Executive shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment to the Executive hereunder shall in any way limit or reduce the obligation of the Company regarding the Executive’s Base Salary hereunder.

(b) Annual Bonus. For each 12-month period ending December 31 (the “Performance Period”), the Executive shall be eligible for an annual bonus (the “Annual Bonus”) in accordance with the Company’s normal bonus practices or under any Annual Bonus Plan adopted by the Company after the Effective Date. Any such Annual Bonus shall be paid in a single lump-sum payment not later than March 15 next following the close of such Performance Period; provided, however, that if March 15 is not a Business Day, such payment shall be made on the Business Day immediately preceding March 15.

(c) Employee Benefits.

(i) Incentive, Savings and Retirement Plans. During the Employment Term, the Executive shall be entitled to participate in all incentive, savings and retirement plans, programs and arrangements provided by the Company and its Affiliates, as amended from time to time, on the same basis as those benefits are generally made available to other senior executives of the Company.

(ii) Welfare Benefit Plans. During the Employment Term, the Executive and the Executive’s dependents, as the case may be, shall be eligible to participate in and shall receive all benefits under the welfare benefit plans, programs and arrangements provided by the Company and its Affiliates (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans, programs and arrangements), as amended from time to time, on the same basis as those benefits are generally made available to other senior executives of the Company.

(d) Expenses. During the Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing the Executive’s duties and responsibilities hereunder in accordance with the policies, practices and procedures of the Company.

(e) Vacation. During the Employment Term, the Executive shall be entitled to paid vacation in accordance with the policies, practices and procedures of the Company as in effect immediately prior to the Effective Date.

5. Termination of Employment.

(a) Death. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Term.

(b) Disability. If the Company determines in good faith that the Disability (as defined below) of the Executive has occurred during the Employment Term, the Company may give the Executive notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment hereunder shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”); provided, that within the 30-day period after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company or an Affiliate on a full-time basis for either (i) 180 consecutive Business Days or (ii) in any two-year period, 270 nonconsecutive Business Days, as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

(c) Termination by Company. The Company may terminate the Executive’s employment hereunder for Cause (as defined below) or without Cause at any time during the Employment Term. For purposes of this Agreement, “Cause” shall mean for the Company’s termination of the Executive’s employment by reason of:

(i) the commission of a felony or any other crime by the Executive involving intentional and actual fraud, dishonesty or breach of trust;

(ii) willful misconduct or gross negligence with respect to the Executive’s performance of his employment duties for the Company, including the duties as contemplated by Paragraph 3 above (other than such failure resulting from incapacity due to physical or mental illness or injury);

(iii) conduct by the Executive bringing the Company or its Affiliates into material public disgrace; or

(iv) substantial failure to perform duties of the office held by the Executive as reasonably directed in writing by the Board (other than such failure resulting from incapacity due to physical or mental illness or injury);

provided, however, that Cause shall not exist in the case of clause (iv) unless and until the Board has given written notice to the Executive detailing the alleged grounds for Cause and such grounds remain uncured for 30 days thereafter.

(d) Termination by Executive. The Executive may terminate the Executive’s employment hereunder at any time during the Employment Term for Good Reason (as defined below) or voluntarily without Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following (without the Executive’s written consent):

(i) the assignment to the Executive of any duties materially inconsistent in any respect with the Executive’s position (including offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Paragraph 3 or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii) any material failure by the Company to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii) the Company’s requiring the Executive to be based at any office located more than 50 miles from 13550 Hempstead Highway, Houston, Texas 77040; or

(iv) any failure by the Company to comply with and satisfy the requirements of Paragraph 19(c), provided that (a) the successor described in Paragraph 19(c) has received, at least 10 days prior to the Termination Date, written notice from the Company or the Executive of the requirements of such provision and (b) such failure to be in compliance and satisfy the requirements of Paragraph 19(c) shall continue as of the Termination Date.

Notwithstanding the foregoing, the Executive shall not have the right to terminate the Executive’s employment hereunder for Good Reason unless (i) within 60 days of the initial existence of the condition or conditions giving rise to such right the Executive provides written notice to the Company of the existence of such condition or conditions, and (ii) the Company fails to remedy such condition or conditions within 30 days following the receipt of such written notice. If any such condition is not remedied within such 30-day period, the Executive may provide a Notice of Termination (as defined below) for Good Reason in accordance with the provisions of Paragraph 5(e).

(e) Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive (other than a termination pursuant to Paragraph 5(a)) shall be communicated by a Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) in the case of a termination for Disability, Cause or Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifies the Termination Date; provided, however, that notwithstanding any provision in this Agreement to the contrary, a Notice of Termination given in connection with a termination for Good Reason shall be given by the Executive within a reasonable period of time, not to exceed 150 days, following the initial existence of one or more of the conditions giving rise to such right of termination. The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Disability, Cause or Good Reason shall not waive any right of the Company or the Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder.

(f) Termination Date. For purposes of this Agreement, the Executive’s employment Termination Date will be (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death, (ii) if the Executive’s employment is terminated because of the Executive’s Disability, the Disability Effective Date, (iii) if the Executive’s employment is terminated by the Company (or applicable Affiliate) for Cause or by the Executive for Good Reason, the date on which the Notice of Termination is given, and (iv) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which date shall in no event be earlier than the date such notice is given.

6. Obligations of the Company upon Termination of the Executive.

(a) By the Company Without Cause and Prior to Change of Control Period. Subject to the provisions of Paragraph 6(d) of this Agreement, if prior to the end of the Employment Term and not during a Change of Control Period, the Company terminates the Executive’s employment hereunder without Cause, the Company shall pay or provide to or in respect of the Executive, on the tenth Business Day next following the Executive’s Termination Date, all of the following amounts and benefits set forth in this Paragraph 6(a):

(i) The Executive shall receive a lump-sum cash payment in an amount equal to the sum of (a) the Executive’s Base Salary through the Termination Date and (b) compensation for all of the Executive’s accrued vacation time based upon the Executive’s current Base Salary (notwithstanding any limitation on payment for accrued vacation then set forth in the Company’s policies or practices), in each case to the extent not theretofore paid (the sum of the amounts described in clauses (a) and (b) shall be hereinafter referred to as the “Accrued Obligation”).

(ii) The Executive shall receive a lump-sum cash payment in an amount equal to two times his Base Salary.

(iii) The Executive shall continue to receive medical, dental and life insurance coverage until the earlier of (a) his receipt of equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis) or (b) two years after the Executive’s Termination Date; provided that (x) if the Executive is precluded from continuing his participation in any benefit plan or program as provided in this Paragraph 6(a)(iii), he shall be provided with the after-tax economic equivalent of the benefits provided under the plan or program in which he is unable to participate for the period specified in this Paragraph 6(a)(iii) and (y) the economic equivalent of any benefit foregone shall be deemed to be the lowest cost that would be incurred by the Executive in obtaining such benefit himself on an individual basis. Notwithstanding the foregoing, to the extent that any compensation or benefits payable under this Paragraph 6(a)(iii) are not attributable to the continuation of group health insurance pursuant to the requirements of Section 4980B of the Code or Part VI of Title I of ERISA, then any such payments shall be made no later than the close of the Executive’s taxable year next following the taxable year in which the related expenses are incurred.

(b) By the Company Without Cause or By the Executive for Good Reason and During the Change of Control Period. Subject to the provisions of Paragraph 6(d) of this Agreement, if prior to the end of the Employment Term and during a Change of Control Period the Executive’s employment is terminated (i) by the Company without Cause or (ii) by the Executive for Good Reason, then the Company shall pay or provide to or in respect of the Executive, on the tenth Business Day next following the Executive’s Termination Date, all of the following amounts and benefits set forth in this Paragraph 6(b); provided, however, that any amounts to be paid pursuant to Paragraph 6(b)(iii) shall be paid in accordance with Paragraph 4(b).

(i) The Executive shall receive a lump-sum cash payment in an amount equal to the Accrued Obligation.

(ii) The Executive shall receive a lump-sum cash payment in an amount equal to three times his Base Salary.

(iii) The Executive shall receive a lump-sum cash payment in an amount equal to the product of (a) the greater of (x) the target amount for the Annual Bonus for the Performance Period during which the Termination Date occurs, if any, or (y) the average amount paid pursuant to Paragraph 4(b) in respect of the three most recent applicable Performance Periods prior to the Termination Date and (b) a fraction, the numerator of which shall be the number of Business Days from the beginning of such Performance Period to the Termination Date, inclusive, and the denominator of which shall be 260.

(iv) The Executive shall receive a lump-sum cash payment in an amount equal to three times the greater of (a) the target amount for the Annual Bonus for the Performance Period during which the Termination Date occurs, if any, or (b) the average amount paid pursuant to Paragraph 4(b) in respect of the three most recent applicable Performance Periods prior to the Termination Date.

(v) Effective as of the Termination Date and unless otherwise provided in the terms of the award agreement under which a Compensatory Award (as defined below) was granted, the Company shall provide for (a) the immediate vesting and exercisability of, and termination of any restrictions on sale or transfer (other than any such restriction arising by operation of law) with respect to, each and every stock option, restricted stock award, restricted stock unit award and other equity-based award and performance award (with such performance awards vesting at target level) (each, a “Compensatory Award”) that is outstanding as of a time immediately prior to the Termination Date and (b) the extension of the term during which each and every Compensatory Award may be exercised by the Executive until the earlier of (x) the first anniversary of the Termination Date or (y) the date upon which the right to exercise any Compensatory Award would have expired if the Executive had continued to be employed by the Company under the terms of this Agreement until the date the Employment Term would have ended if the Executive’s employment had not terminated and no further extensions of the Employment Term had occurred.

(vi) The Executive shall continue to receive medical, dental and life insurance coverage until the earlier of (a) his receipt of equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis) or (b) three years after the Executive’s Termination Date; provided that (x) if the Executive is precluded from continuing his participation in any benefit plan or program as provided in this Paragraph 6(b)(vi), he shall be provided with the after-tax economic equivalent of the benefits provided under the plan or program in which he is unable to participate for the period specified in this Paragraph 6(b)(vi) and (y) the economic equivalent of any benefit foregone shall be deemed to be the lowest cost that would be incurred by the Executive in obtaining such benefit himself on an individual basis. Notwithstanding the foregoing, to the extent that any compensation or benefits payable under this Paragraph 6(b)(vi) are not attributable to the continuation of group health insurance pursuant to the requirements of Section 4980B of the Code or Part VI of Title I of ERISA then any such payments shall be made no later than the close of the Executive’s taxable year next following the taxable year in which the related expenses are incurred.

(c) With Cause; Other than for Good Reason; Due to Death or Disability. If prior to the end of the Employment Term the Executive’s employment is terminated by reason of (i) the Company’s termination of Executive’s employment with Cause or (ii) the Executive’s (a) voluntary termination of his employment other than for Good Reason during a Change of Control Period or (b) death or Disability, then this Agreement shall terminate without further obligations to the Executive hereunder other than for (x) the payment of the Accrued Obligation, which, subject to Paragraph 6(d) of this Agreement, shall be paid to the Executive in a lump-sum in cash within 30 days after the Executive’s Termination Date, and (y) the timely payment or provision of deferred compensation and other employee benefits if and when otherwise due.

(d) Payment Delay for Specified Employee. Any provision of this Agreement to the contrary notwithstanding, if the Executive is a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code on the Executive’s Termination Date, then any payment or benefit to be paid, transferred or provided to the Executive pursuant to the provisions of this Agreement that would be subject to the tax imposed by Section 409A of the Code if paid, transferred or provided at the time otherwise specified in this Agreement shall be delayed and thereafter paid, transferred or provided on the first Business Day that is six months after the Executive’s Termination Date (or if earlier, within 30 days after the date of the Executive’s death) to the extent necessary for such payment or benefit to avoid being subject to the tax imposed by Section 409A of the Code.

(e) Clawback. Any compensation paid or provided by the Company under this Agreement or otherwise shall be subject to recovery by the Company pursuant to any Company policy regarding clawbacks or recovery of erroneously awarded compensation, but only to the extent such policy is in effect prior to a Change of Control.

7. Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for under this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Company or any of its Affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for under this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Company and its Affiliates will be one dollar ($1.00) less than three times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its Affiliates) used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times the Executive’s base amount, then the Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Paragraph 7 shall require the Company (or any of its Affiliates) to be responsible for, or have any liability or obligation with respect to, the Executive’s excise tax liabilities under Section 4999 of the Code.

8. Representations and Warranties.

(a) The Company represents and warrants to the Executive that the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action of the Company and do not and will not conflict with or result in a violation of any provision of, or constitute a default under, any contract, agreement, instrument or obligation to which the Company is a party or by which it is bound.

(b) The Executive represents and warrants to the Company that the execution, delivery and performance by the Executive of this Agreement do not and will not conflict with or result in a violation of any provision of, or constitute a default under, any contract, agreement, instrument or obligation to which the Executive is a party or by which the Executive is bound.

9. Confidential Information. The Executive recognizes and acknowledges that the Company’s and its Affiliates’ trade secrets and other confidential or proprietary information, as they may exist from time to time (“Confidential Information”), are valuable, special and unique assets of the Company’s and/or such Affiliates’ business, access to and knowledge of which are essential to the performance of the Executive’s duties hereunder. The Executive confirms that all such Confidential Information constitutes the exclusive property of the Company and/or such Affiliates. During the Employment Term and thereafter without limitation of time, the Executive shall hold in strict confidence and shall not, directly or indirectly, disclose or reveal to any person, or use for the Executive’s own personal benefit or for the benefit of anyone else, any Confidential Information (whether or not acquired, learned, obtained or developed by the Executive alone or in conjunction with others) belonging to or concerning the Company or any of its Affiliates, except (i) with the prior written consent of the Company duly authorized by the Board, (ii) in the course of the proper performance of the Executive’s duties hereunder, (iii) for Confidential Information (x) that becomes generally available to the public other than as a result of unauthorized disclosure by the Executive or the Executive’s affiliates or (y) that becomes available to the Executive on a nonconfidential basis from a source other than the Company or its Affiliates who is not bound by a duty of confidentiality, or other contractual, legal or fiduciary obligation, to the Company, or (iv) as required by applicable law or legal process provided that prior to the disclosure or use by the Executive of any Confidential Information under this clause (iv), the Executive will give prior written notice thereof to the Company and provide the Company with the opportunity to contest that disclosure or use. The provisions of this Paragraph 9 shall continue in effect notwithstanding termination of the Executive’s employment hereunder for any reason.

10. Restrictive Covenants.

(a) Definitions. As used in this Paragraph 10, the following terms shall have the following meanings:

(i) “Business” shall mean any endeavor in which the Company, including its Affiliates, is engaged in during the Prohibited Period, and the provision of products or services that are substantially similar to the products or services provided by any business, partnership, firm, corporation or other entity which the Company or one of its Affiliates has made substantial progress toward acquiring on or before the Executive’s Termination Date. For the purposes of this definition, the execution by the Company or one of its Affiliates of a binding or non-binding letter of intent, term sheet, or similar agreement or a confidentiality agreement or similar agreement with respect to the acquisition of a business, partnership, firm, corporation or other entity on or before the Executive’s Termination Date shall constitute sufficient evidence of the Company or such Affiliate having made substantial progress towards acquiring such business, partnership, firm, corporation or other entity.

(ii) “Competing Business” shall mean any business, individual, partnership, firm, corporation or other entity which wholly or in any significant part engages in any business competing with the Business in the Restricted Area. In no event will the Company or any of its Affiliates be deemed a Competing Business.

(iii) “Governmental Authority” shall mean any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

(iv) “Legal Requirement” shall mean any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under environmental laws) of any Governmental Authority.

(v) “Prohibited Period” shall mean the period during which the Executive is employed by the Company hereunder and a period of 12 months following the Executive’s Termination Date.

(vi) “Restricted Area” shall mean any country or subdivision thereof in which the Company or its Affiliates engages in the Business.

(b) Non-Competition; Non-Solicitation. The Executive and the Company agree to the non-competition and non-solicitation provisions of this Paragraph 10 (i) in consideration for the Confidential Information provided by the Company to the Executive pursuant to Paragraph 9; (ii) as part of the consideration for the compensation and benefits to be paid to the Executive hereunder; (iii) to protect the trade secrets and confidential information of the Company or its Affiliates disclosed or entrusted to the Executive by the Company or its Affiliates or created or developed by the Executive for the Company or its Affiliates, the business goodwill of the Company or its Affiliates developed through the efforts of the Executive and/or the business opportunities disclosed or entrusted to the Executive by the Company or its Affiliates; and (iv) as an additional incentive for the Company to enter into this Agreement.

(i) Subject to the exceptions set forth in Paragraph 10(b)(ii), the Executive covenants and agrees that during the Prohibited Period (a) the Executive will refrain from carrying on or engaging in, directly or indirectly, any Competing Business in the Restricted Area and (b) the Executive will not, and the Executive will cause the Executive’s affiliates not to, directly or indirectly, own, manage, operate, join, become an employee, partner, owner or member of (or an independent contractor to), control or participate in or loan money to, sell or lease equipment to or sell or lease real property to any business, individual, partnership, firm, corporation or other entity which engages in a Competing Business in the Restricted Area.

(ii) Notwithstanding the restrictions contained in Paragraph 10(b)(i), the Executive or any of the Executive’s affiliates may own an aggregate of not more than 1% of the outstanding voting securities of any class of an entity engaged in a Competing

Business, if such securities are listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Paragraph 10(b), provided that neither the Executive nor any of the Executive’s affiliates (A) has the power, directly or indirectly, to control or direct the management or affairs of such entity and (B) is involved in the management of such entity.

(iii) The Executive further covenants and agrees that during the Prohibited Period, the Executive will not, and the Executive will cause the Executive’s affiliates not to (a) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of the Company or any of its Affiliates or (b) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company or any of its Affiliates any person who or which is a customer of any of such entities during the period during which the Executive is employed by the Company.

(iv) The Executive may seek the written consent of the Company, which may be withheld for any or no reason, to waive the provisions of this Paragraph 10 on a case-by-case basis.

(v) The Executive recognizes that the Executive is a high-level, executive employee who will be provided with access to trade secrets as part of the Executive’s employment and that the restrictive covenants set forth in this Paragraph 10(b) are reasonable and necessary in light of the Executive’s position and access to the Company’s trade secrets.

The foregoing notwithstanding, the Executive and the Company agree and acknowledge that the Executive shall not be subject to, and the Company shall not have any right to enforce, this Paragraph 10 unless the Executive’s Termination Date is after the first anniversary of the Effective Date of this Agreement.

(c) Reasonableness; Enforcement. The Executive and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Paragraph 10(b) are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company. The Executive hereby represents to the Company that the Executive has read and understands, and agrees to be bound by, the terms of this Paragraph 10. The Executive acknowledges that the geographic scope and duration of the covenants contained in this Paragraph 10 are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Business, (ii) the Executive’s level of control over and contact with the Business in all jurisdictions in which it is conducted, (iii) the fact that the Business is conducted throughout the Restricted Area and (iv) the amount of compensation, trade secrets and Confidential Information that the Executive is receiving in connection with the performance of the Executive’s duties hereunder. It is the desire and intent of the parties that the provisions of this Paragraph 10 be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, the Executive and the Company hereby waive any provision of applicable Legal Requirements that would render any provision of this Paragraph 10 invalid or unenforceable.

(d) Reformation. The Company and the Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Paragraph 10 would cause irreparable injury to the Company. The Executive represents that enforcement of the restrictive covenants set forth in this Paragraph 10 will not impose an undue hardship upon the Executive or any person or entity affiliated with the Executive. The Executive understands that the foregoing restrictions may limit the Executive’s ability to engage in certain businesses anywhere in the Restricted Area during the Prohibited Period, but acknowledges that the Executive will receive sufficiently high remuneration and other benefits from the Company to justify such restriction. Further, the Executive acknowledges that the Executive’s skills are such that the Executive can be gainfully employed in non-competitive employment, and that the agreement not to compete will not prevent the Executive from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and the Executive intend to make this provision enforceable under the Legal Requirements of all applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

11. Certain Definitions. Capitalized terms used in the Agreement and not otherwise defined herein shall have the following respective meanings:

(a) “Affiliate” shall mean any company or other entity controlled by, controlling or under common control with the Company.

(b) “Annual Bonus Plan” shall mean any annual bonus or short-term incentive plan or program established by the Company (other than the 2004 Incentive Plan of Dril-Quip, Inc. or any successor long-term incentive plan).

(c) “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

(d) “Change of Control” shall mean:

(i) there shall have occurred an event required to be reported with respect to the Company in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item or any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement;

(ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) shall have become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding voting securities;

(iii) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or

(iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (including, for this purpose, any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

(e) “Change of Control Period” shall mean the period commencing on the occurrence of a Change of Control and ending on the third anniversary of such date.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g) “Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

(h) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(i) “Exchange Act” shall mean the Securities Exchange Act of 1934.

(j) “Termination Date” shall mean the date of the Executive’s “separation from service” within the meaning of Section 409A of the Code and the regulations and other guidance promulgated thereunder with the Company and all of its Affiliates, as described in Paragraph 5(f).

12. Full Settlement.

(a) There shall be no right of set off or counterclaim against, or delay in, any payments to the Executive, or to the Executive’s heirs or legal representatives, provided for in this Agreement, in respect of any claim against or debt or other obligation of the Executive or others, whether arising hereunder or otherwise.

(b) In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

(c) If the Executive prevails in any material respect, the Company agrees to pay, all costs and expenses (including attorneys’ fees) that the Executive, or the Executive’s heirs or legal representatives, may reasonably incur as a result of any contest by the Company, the

Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement, or any guarantee of performance thereof (including as a result of any contest by the Executive, or the Executive’s heirs or legal representatives, about the amount of any payment pursuant to this Agreement). The amounts payable by the Company pursuant to this Paragraph 12(c) shall be paid no later than the end of the taxable year of the Executive that immediately follows the taxable year of the Executive in which such costs and expenses were incurred.

13. No Effect on Other Contractual Rights. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable to the Executive, or in any way diminish the Executive’s rights as an employee of the Company or any of its Affiliates, whether existing on the date of this Agreement or hereafter, under any employee benefit plan, program or arrangement or other contract or agreement of the Company or any of its Affiliates providing benefits to the Executive.

14. Directors and Officers Insurance. The Company shall ensure that during the Employment Term, the Company acquires and maintains directors and officers liability insurance covering the Executive to the extent it is available at commercially reasonable rates as determined by the Board. The provisions of this Paragraph 14 shall continue in effect notwithstanding termination of the Executive’s employment hereunder for any reason.

15. Injunctive Relief. In recognition of the fact that a breach by the Executive of any of the provisions of Paragraph 9 or Paragraph 10 will cause irreparable damage to the Company and/or its Affiliates for which monetary damages alone will not constitute an adequate remedy, the Company shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, an order of specific performance, or other equitable or extraordinary relief from any court of competent jurisdiction restraining any further violation of such provisions by the Executive or requiring the Executive to perform the Executive’s obligations hereunder. Such right to equitable or extraordinary relief shall not be exclusive but shall be in addition to all other rights and remedies to which the Company or any of its Affiliates may be entitled at law or in equity, including without limitation the right to recover monetary damages for the breach by the Executive of any of the provisions of this Agreement.

16. Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A of the Code and accompanying Treasury regulations and guidance, the Company shall, after consulting with the Executive, reform such provision to comply with Section 409A of the Code; provided, however, that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Section 409A of the Code. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iii) such payments shall be made on or before the last day of the Executive’s calendar year following the calendar year in which the expense occurred, or such earlier date as required hereunder.

17. Governing Law and Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws thereof. Venue for any action or proceeding relating to this Agreement and/or the employment relationship hereunder shall lie exclusively in courts in Harris County, Texas.

18. Notices. All notices, requests, demands and other communications required or permitted to be given or made hereunder by either party hereto shall be in writing and shall be deemed to have been duly given or made (i) when delivered personally, (ii) when sent by facsimile transmission, or (iii) five days after being deposited in the United States mail, first class registered or certified mail, postage prepaid, return receipt requested, to the party for which intended at the following addresses (or at such other addresses as shall be specified by the parties by like notice, except that notices of change of address shall be effective only upon receipt):

If to the Company, at	Dril-Quip, Inc.
Attention: General Counsel 13550 Hempstead Highway Houston, Texas 77040 Fax No.: (713) 939-5329

If to the Executive, at the current address in the Company’s personnel files.

19. Binding Effect; Assignment; No Third Party Benefit.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and shall be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation, amalgamation or otherwise) to all or substantially all the business and/or assets of the Company, by agreement in writing in form and substance reasonably satisfactory to the Executive, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor or assign to the business and/or assets of the Company as aforesaid which executes and delivers the agreement provided for in this Paragraph 19(c) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(d) Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

20. Miscellaneous.

(a) Amendment. This Agreement may not be modified or amended in any respect except by an instrument in writing signed by the party against whom such modification or amendment is sought to be enforced. No person, other than pursuant to a resolution of the Board or a committee thereof, shall have authority on behalf of the Company to agree to modify, amend or waive any provision of this Agreement or anything in reference thereto.

(b) Waiver. Any term or condition of this Agreement may be waived at any time by the party hereto which is entitled to have the benefit thereof, but such waiver shall only be effective if evidenced by a writing signed by such party, and a waiver on one occasion shall not be deemed to be a waiver of the same or any other type of breach on a future occasion. No failure or delay by a party hereto in exercising any right or power hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right or power.

(c) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(d) Nonalienation of Benefits. The Executive shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution.

(e) Severability. If any provision of this Agreement is held to be invalid or unenforceable, (i) this Agreement shall be considered divisible, (ii) such provision shall be deemed inoperative to the extent it is deemed invalid or unenforceable, and (iii) in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made valid or enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be valid and/or enforceable to the maximum extent permitted by applicable law.

(f) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto concerning the subject matter hereof, and from and after the date of this Agreement, this Agreement shall supersede any other prior agreement or understanding, both written and oral, between the parties with respect to such subject matter.

(g) Captions. The captions herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

(h) References. All references in this Agreement to Paragraphs, subparagraphs and other subdivisions refer to the Paragraphs, subparagraphs and other subdivisions of this Agreement unless provided otherwise. The words “this Agreement”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless so limited. Whenever the words “include”, “includes” and “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation”. Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

[Execution Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and the Executive has executed this Agreement, as of the date first above set forth.

DRIL-QUIP, INC.

/s/ James C. Webster
Name:	James C. Webster
Title:	Vice President–General Counsel and Secretary

EXECUTIVE

/s/ Blake T. DeBerry
Blake T. DeBerry